Exhibit 99.1

SOURCE: Earthstone Energy, Inc.

Earthstone Energy Reports 2014 Fiscal Year End Results

DENVER, CO--(Marketwired - Jun 10, 2014) - Earthstone Energy, Inc. (NYSE MKT: ESTE) (Earthstone or the Company) reported net income of $3,939,000, or $2.27 per diluted share, on revenue of approximately $17.5 million for the fiscal year end March 31, 2014 (2014). This compares with net income of $1,780,000, or $1.03 per diluted share, on revenue of approximately $11.4 million for the fiscal year end March 31, 2013 (2013). The $6.1 million (54%) increase in revenue and $2.2 million (121%) increase in net income was primarily due to significantly higher oil and natural gas sales volumes and higher oil and natural gas prices. Other factors which contributed to our annual results are disclosed in the Company's Form 10-K for the fiscal year ended March 31, 2014.

"We are pleased and proud to report a year with strong growth in reserves, production, revenue and earnings. It was also a year where the results of our exit from Colorado and our strategy to redeploy capital into our Bakken acreage became apparent," commented Ray Singleton, President of Earthstone Energy. "There are a number of bright spots to highlight. First, with both BOE sale volumes and prices increasing 46% and 9%, respectively, our oil and gas revenues have increased nearly 59%. This has yielded an approximate 121% increase in net income and earnings per share over the prior year. Just as important, our EBITDA increased from nearly $4.1 million to over $9.1 million, a 125% increase."

Singleton continued, "Drilling and completion efforts have led to a 27% increase in Proved Developed Producing (PDP) reserves. As a result, we replaced the reserves that were produced this last year with new reserves by 290%. As new wells are drilled and placed on production, their reserves are moved from Proved Undeveloped (PUD) reserves to PDP reserves which tends to reduces our inventory of PUD reserves. However, these new producing wells add surrounding locations to our PUD reserves. After accounting for the transfers out of PUDs and incoming offset locations, overall, we replaced substantially all of the PUD transfers with new PUD reserves. More precisely, PUD reserves only declined by 2.6%."

"Last year, while Statoil decreased the number of active rigs in our area of the Banks Field, Continental Resources increased their efforts in Indian Hill Field. As a result, our overall capital expenditures last year remained relatively unchanged. Since year end, we have commenced drilling nine new wells. In addition, two new well completions, undertaken during the spring, are now on production. Finally, we are completing, or waiting on completion, on seven wells."

Singleton further stated, "The Company's previously announced strategic combination with Oak Valley Resources, LLC is proceeding as planned. We have received encouraging comments from both shareholders and the market. Barring unforeseen difficulties, we anticipate having our proxy statement submitted to the SEC for approval within the next three to four weeks. Depending on the SEC's response, we expect to have our special shareholder meeting in September or October where we hope to receive approval of the transaction."

"If approved, this transaction should be a 'game changer' for Earthstone; effectively facilitating a quantum leap in market capitalization and market stature. With a strong cash balance and line of credit, we expect to see a continuation of Oak Valley's two-rig drilling program in the Eagle Ford shale. We also anticipate seeing a continuation of our horizontal Bakken drilling program in the Banks Field and surrounding areas. With a fully-staffed team of experienced industry professionals, we expect to evaluate, and hope to secure additional Bakken assets to undertake an operated drilling program in the Williston. Similar efforts are underway to enhance Oak Valley's position in the Eagle Ford and pursue other resource plays in the Rockies."

"As before, our goal is to grow. During the past year, we have seen our strategy, and our previous decisions, yield an increase in our performance across the board. We believe that our decision to join Oak Valley will also have a significant impact on our performance and growth. We are optimistic of what our future holds and that our current efforts, along with the Oak Valley transaction, will continue to position us in areas that will have a significant, positive impact on shareholder value."

Financial Highlights
	Year Ended March 31
	2014	2013
Revenue	$17,514,000	$11,378,000
Net income	$3,939,000	$1,780,000
Basic net income per share	$2.27	$1.03
Diluted net income per share	$2.27	$1.03
Weighted avg. number of shares outstanding,
Basic	1,731,812	1,720,712
Weighted avg. number of shares outstanding,
Diluted	1,731,812	1,720,712

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and south Texas. Earthstone is currently traded on NYSE MKT under the symbol ESTE. Information on Earthstone can be found at its web site: www.earthstoneenergy.com

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements, which can be identified by words such as: "should", "may", "intend", "will", "anticipate", "plan", "expect", "estimate", "continue", "believe", or other comparable words. Forward-looking statements also include comments regarding reserve additions, production increases, success of drilling projects, assumptions regarding future success or the success of certain strategies. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission particularly the Company's Annual Report on Form 10-K filed for the year ended March 31, 2014. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Ray Singleton
303-296-3076, ext. 102